Exhibit 10.6

March 19, 2018	Page 1 of 2

CONFIDENTIAL

Mr. Peter Radovich

Senior Vice President, Operations

Global Blood Therapeutics Inc.

Re:	Rain Therapeutics Inc. (“Rain Therapeutics”) Board of Directors

Dear Mr. Radovich:

This letter is to confirm Rain Therapeutics’ understanding regarding your role as an independent member of its Board of Directors (“Board”). We are pleased that you have agreed to share your expertise with our Company.

Presently, the Company plans to have the Board meet approximately four (4) times per year, at times convenient to its members, generally in the San Francisco Bay Area. We hope that you will be able to attend all such meetings, if not in person, then by teleconference. The Company will reimburse you for all reasonable travel expenses incurred in attending meetings or performing other services on its behalf.

As a participant in the activities of the Company as a member of the Board, the Company, upon approval by a resolution of the Board of Directors, will issue you cash payments and options to purchase shares of the Company’s Common Stock, in an amount commensurate with comparable companies in the biotechnology sector. The exercise price for options will be determined to be at fair market value of such Common Stock as determined by the Board. In general, such shares will be subject to a standard vesting schedule to be determined by the Board. In addition, any shares purchased will be subject to a right of first refusal in favor of the Company, and any unvested shares purchased shall be subject to repurchase by the Company if you cease providing services to the Company.

As a Director of the Company, you will likely be provided with access to the Company’s proprietary information, which will at all times remain the property of the Company and its assigns. You agree that you will keep all of the Company’s proprietary information confidential, unless and only if agreed to otherwise in writing by a representative of the Company.

We hope that this letter agreement does not, in any way, conflict with any other agreement and/or commitment on your part which would prohibit you from performing your responsibilities hereunder. Please be sure to determine whether your employer has required that you execute any document which might present such a conflict. If you believe that a conflict might exist, please call me to discuss how we can beneficially resolve any such potential issue.

March 19, 2018	Page 2 of 2

If the foregoing represents your understanding of our agreement and we you have resolved any potential confidentiality issues, please sign below and return one copy to the attention of Mr. Avanish Vellanki at the Company. The other copy is for your files.

Very truly yours

RAIN THERAPEUTICS INC.

By:	/s/ Avanish Vellanki
	Name:	Avanish Vellanki
	Title:	Chairman and CEO

ACCEPTED AND AGREED:

/s/ Peter Radovich
Name: Peter Radovich
Date: 22 – Mar – 2018